Exhibit 4(d)

Certificate of AMENDMENT TO CERTIFICATE OF DESIGNATIONS
OF
CLARION TECHNOLOGIES, INC.
A Delaware Corporation

SERIES A CONVERTIBLE PREFERRED STOCK

        The undersigned, Ed Walsh and William Beckman, hereby certify that:

        1.        They are the duly elected and acting Chief Financial Officer and President, respectively, of Clarion Technologies, Inc., a Delaware corporation (the “Corporation”).

        2.        The Corporation has previously issued a series of convertible preferred stock designated “Series A Convertible Preferred Stock” (the “Series A Preferred”).

        3.        The Board of Directors of the Corporation has determined that it is in the best interests to amend the terms of the Series A Preferred to adjust the dividend rate and to delay the payment of dividends and the potential conversion of the Series A Preferred.

        4.        The modifications of the Series A Preferred have been duly adopted in accordance with the provisions of section 242 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation and the holders of the Series A Preferred.

        5.        Therefore, the Board of Directors has determined by resolution that the Certificate of Designations relating to the Series A Preferred shall be amended as follows:

        Section 1.    Dividend Rate. Section 1A shall be amended to read as follows:

        1A.        General Obligation. At the times and upon the conditions set forth in this Certificate of Designations of Series A Convertible Preferred Stock and to the extent permitted under the General Corporation Law of Delaware and not prohibited by the terms of the Senior Loan Agreement, the Corporation shall pay preferential dividends in cash to the holders of the Series A Convertible Preferred Stock (the “Series A Preferred”) as provided in this Section 1. Dividends (the “Series A Cumulative Dividends”) on each share of the Series A Preferred (a “Share”) shall accrue on a daily basis at the rate of 12% per annum on the Redemption Price from and including the date of issuance of each such Share to and including June 30, 2004 and at the rate of 15% per annum thereafter to and including the first to occur of (i) the date on which the Liquidation Value of such Share (plus all accumulated and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation or the redemption of such Share by the Corporation, (ii) the date on which such Share is converted into shares of Conversion Stock hereunder or (iii) on any Redemption Date on which the Redemption Price for any such Share is paid by the Corporation. From and after June 30, 2005, dividends shall accrue on a daily basis at the rate of 12% per annum rather than 15% per annum. Such dividends shall accrue from the date of issuance for such Share, whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends, distributions, redemptions or other payments may be made with respect to any Junior Securities (other than dividends expressly permitted to be paid on shares of Convertible Preferred by Section 1C hereof). If the Corporation is prevented from paying the Series A Cumulative Dividend in accordance this Section 1A by any legal restriction, contract or otherwise (a “Dividend Default”), subject to the terms of the Intercreditor Agreement, as defined in the Loan Agreement, the Corporation shall have a continuing obligation to pay such Series A Cumulative Dividend and shall use its best efforts to obtain any waiver or consent or to take any other action to authorize or permit the payment required pursuant to this Section 1A. From and after June 30, 2005, if a Dividend Default occurs, interest shall accrue on the unpaid Series A Cumulative Dividends at a rate of 15% per annum until paid. The date on which the Corporation initially issues any Share shall be deemed to be its “date of issuance” regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share. Dividends shall be computed on the basis of a 360-day year for the actual number of days elapsed.

        Section 2.    Dividend Reference Dates. Section 1B shall be amended to read as follows:

        1B.        Dividend Reference Dates. Except and unless earlier declared by the Board of Directors, and to the extent permitted under the General Corporation Law of Delaware and not otherwise prohibited by the terms of the Senior Loan Agreement, dividends are payable quarterly on March 31, June 30, September 30 and December 31 of each year (the “Dividend Reference Dates”). Dividends accruing through March 31, 2005 shall be accumulated, and dividends accruing thereafter shall be paid, beginning June 30, 2005. All dividends which have accrued on each Share outstanding during the three-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date and are not paid shall be accumulated and shall remain accumulated dividends with respect to such Share until paid to the holder thereof.

        Section 3.    Voting Rights. Section 5C(iii) shall be amended to read as follows:

        (iii)        the Corporation fails to pay on any Dividend Reference Date beginning with June 30, 2005 to each holder of Series A Preferred an amount in cash equal to the scheduled accrued and unpaid dividends on such holder’s outstanding Series A Preferred as of such Dividend Reference Date;

        Section 4.    Conversion. Section 6A(ii) shall be amended to read as follows:

6A. Conversion Procedure.

        (ii)        At any time after June 30, 2005 (at the sole option of the holder) and from time to time thereafter, any holder of Series A Preferred may convert any accrued and unpaid dividends on that holder’s Series A Preferred into a number of shares of Conversion Stock computed by dividing amount of accrued and unpaid dividends by the Conversion Price then in effect.

[Signatures on following page.]

        The undersigned, Ed Walsh and William Beckman, Chief Financial Officer and President of Clarion Technologies, Inc., respectively, hereby declare and certify under penalty of perjury that the foregoing Certificate is the act and deed of the Corporation and that the facts herein stated are true.

        Executed at Grand Rapids, Michigan on April 23, 2004.

/s/ Ed Walsh —————————————— ED WALSH Chief Financial Officer

/s/ William Beckman —————————————— WILLIAM BECKMAN President

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